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                                                                   EXHIBIT 99.2

                 PRICELINE.COM ANNOUNCES PRICING OF ONE PERCENT
                   CONVERTIBLE SENIOR NOTES DUE AUGUST 1, 2010

NORWALK, Conn. - July 29, 2003 - Priceline.com Incorporated (Nasdaq:PCLN) today announced the pricing of $100 million of Convertible Senior Notes due August 1, 2010 in a private placement. Priceline.com intends to grant the initial purchaser of the notes an option to purchase up to $25 million of additional notes. The sale of the notes is expected to close on August 1, 2003. Priceline.com intends to use the net proceeds of the anticipated offering for general corporate purposes, strategic purposes and working capital requirements. Interest on the notes will accrue at an annual rate of one percent. The notes will be convertible, subject to certain conditions, into priceline.com's common stock, par value $0.008 per share, at the option of the holder, at a conversion price of approximately $40.00 per share, subject to adjustment upon the occurrence of specified events. Each $1,000 principal amount of notes will initially be convertible into 25 shares of priceline.com's common stock. In addition, the notes will be redeemable at priceline.com's option beginning in 2008, and the holders may require priceline.com to repurchase the notes on August 1, 2008 or in certain other circumstances.

The offering is being made only to qualified institutional buyers.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities. The notes and the shares of common stock of priceline.com issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ABOUT PRICELINE.COM INCORPORATED

Priceline.com offers products for sale in two categories: a travel service that offers leisure airline tickets, hotel rooms, rental cars, packaged vacations and cruises; and a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee. Priceline.com also owns travel Web sites Lowestfare.com and Rentalcars.com. Priceline.com is part-owner of Internet travel service Travelweb LLC. Priceline.com licenses its business model to independent licensees, including pricelinemortgage and certain international licensees.

For press information, contact:
Brian Ek 203-299-8167
(brian.ek@priceline.com)
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INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. These forward-looking statements include priceline.com's intention to raise proceeds through the offering and sale of the convertible senior notes and the intended use of proceeds. The closing of the sale of the notes is subject to customary conditions. There can be no assurance that priceline.com will complete the sale of the notes. Priceline.com's ability to complete the offering will depend, among other

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things, on market conditions. In addition, priceline.com's ability to complete the offering and its business are subject to risks. For a discussion of these risks, please refer to priceline.com's most recent Form 10-Q, Form 10-K and Form 8-K filings with the Securities and Exchange Commission. Unless required by law, priceline.com undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.